Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 5, 2025, with respect to the consolidated financial statements of Orion Properties Inc., included herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

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/s/ KPMG LLP

San Diego, California
November 10, 2025